EXHIBIT 99.1


On May 28, 2002, the Registrant issued the following press release:


       "PYR ENERGY RECEIVES $6 MILLION FROM THE SALE OF CONVERTIBLE NOTES

     DENVER -- PYR Energy Corporation (AMEX:PYR) announced receipt of $6,000,000 in gross proceeds from the sale of Convertible Notes due May 24, 2009. The notes call for semi-annual interest payments at an annual interest rate of 4.99% and are convertible into 4,615,385 shares of the Company's common stock. Purchasers of the Notes comprise three separate funds managed by Eastbourne Capital Management, LLC.

     Eric Sippel, Chief Operating Officer of Eastbourne Capital commented on the funding by saying, "We are excited about the potential of the East Lost Hills field and are impressed with the additional exploration opportunities of PYR. Our additional investment in the Company, through the purchase of these notes, is an opportunity for our funds to benefit from what we perceive as the potential for significant growth." As part of the transaction, the holders of the Notes have the right to designate two members to PYR's Board of Directors. Mr. Sippel has agreed to be one of these designees.

     The Company will use the proceeds primarily to fund its 12.12% working interest share of continuing exploitation and development costs at its East Lost Hills deep natural gas discovery in the San Joaquin Basin of California. In addition to funding the ongoing operations at East Lost Hills, the Company plans to use a portion of the capital received to fund lease obligations in the San Joaquin Basin and in select areas of the Rocky Mountains as well as for general and administrative purposes.

     D. Scott Singdahlsen, President of PYR, stated, "Our East Lost Hills project has been both operationally and financially challenging. This funding gives us the financial resources to fund our ongoing activities at East Lost Hills, and will allow us to focus our human resources on expanding exploration drilling to our other areas."

     Neither the Convertible Notes nor the shares of common stock into which the Notes are convertible have been registered under the Securities Act of 1933. They may not be offered or sold in the U.S. without registration or an exemption from the registration requirements of the applicable U.S. securities laws. As part of the transaction, the Purchasers have received registration rights with respect to the shares of common stock to be received upon conversion of the Notes.

     Denver based PYR Energy is a natural gas and oil exploration company with activities focused in the San Joaquin Basin of California and in select areas of the Rocky Mountain region. Additional information about PYR Energy Corporation can be accessed via the Company's web site at www.pyrenergy.com.

                                      # # #

This release contains forward-looking statements regarding PYR Energy Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control

Contacts:                                         1675 Broadway, Suite 2450
Scott Singdahlsen, President                      Denver, CO  80202
Andrew Calerich, Chief Financial Officer          303.825.3748 Fax:303.825.3768"